Exhibit 10.2
GRANT NOTICE
CHIQUITA BRANDS INTERNATIONAL, INC.
LONG-TERM INCENTIVE PROGRAM
2014—2016 TERMS
1. General. Chiquita Brands International, Inc. (the “Company”) has established a Long-Term Incentive Program (the “LTIP”) under the Company’s Stock and Incentive Plan (the “Stock Plan”). These 2014-2016 Terms (the “Terms”) set forth the terms of the Award granted to you for the three-year period 2014-2016 under the LTIP. The Award is intended to be “performance-based compensation” for purposes of Section 162 (m) of the Internal Revenue Code. Except as otherwise provided in these Terms, the Award is subject to the terms and conditions of, and entitled to all applicable rights and benefits provided in, the LTIP and the Stock Plan. All capitalized terms not otherwise defined in these Terms shall be as defined in the LTIP and the Stock Plan.
2. Eligibility for Awards.

a.
You are eligible for an Award under these Terms (an “Award”) for the period commencing January 1, 2014 and ending December 31, 2016 (the “Performance Period”). Your target number of shares is _____ (“Target Award Shares”). The final number of Shares earned will be determined based on the Performance Measures set forth on Attachment A hereto.

b.
If your employment is terminated for Cause or due to your resignation during the Performance Period, you will not be entitled to any Award for that Performance Period. If your employment terminates during the Performance Period for any reason other than for Cause or due to your resignation, you may nonetheless be entitled to an Award to the extent provided in Section B-2.5 of the Stock Plan.

3. Performance Measures. You will be entitled to receive a share award only if the Committee has determined that the applicable Performance Measures for the Performance Period have been achieved. Such determination will be made as soon as practicable after the end of the Performance Period.
4. Determination and Distribution of Awards.

a.
The Award is denominated in Shares of Common Stock of the Company and paid as described below. At the beginning of the Performance Period you have a Financial Performance Award Opportunity equal to a maximum of 200% of the number of Target Award Shares. The number of Shares of Common Stock, if any, earned by you after the end of the Performance Period will equal your Target Award Shares multiplied by the applicable Percent of Target Award that corresponds to the Performance Measure achievements calculated by the Committee as set forth on Attachment A. The Committee has the discretion to reduce actual Awards based on Company performance and such other factors as it determines to be appropriate.

b.
Awards of Shares of Common Stock will be delivered to you as soon as practicable after the date on which the determination described in paragraph 3 above has been made. A portion of the earned Award with a value substantially equal to the estimated amount of taxes to be withheld or payable in connection with the Award will be paid in cash unless otherwise determined by the Committee.

5.  Amendment. The Committee may amend the provisions of these Terms and the attachment to reflect corporate transactions involving the Company (including, without limitation, any acquisition, divestiture, stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares); provided that such amendment may not be adopted on a date or in a manner which would adversely affect the treatment of the Award as Performance-Based Compensation.
6. Agreement. To acknowledge your agreement to the terms and conditions of this award, please sign and return one copy of this Agreement to the Law Department, Attention: Barbara Howland.

CHIQUITA BRANDS INTERNATIONAL, INC

Complete Grantee Information Below
Edward F. Lonergan	Home Address (Include Country)
President and Chief Executive Officer
By:___________________________

Date Agreed To:

Attachment A
Performance Measures

Relative Total Shareholder Return

< 25th percentile	0%

25th percentile	25%

50th percentile	100%

75th percentile	175%

> 75th percentile	200%
Straight-line interpolation between the 25th and 75th percentile.

Cumulative free cash flow

Threshold	$86	0%

Target	$129	100%

Maximum	$172	200%
Straight-line interpolation between points.